Aston Funds
EXHIBIT TO ITEM 77Q1 (e)
Copies of any new or amended Registrant investment advisory contracts
The following documents are included in Registrant's Form
485BPOS, dated April 9, 2014 (Accession No. 0001534424-14-
000129), and incorporated by reference herein:

1.	Revised Schedules A and B to the Investment Advisory
Agreement between Aston Funds and Aston Asset Management,
LP for ASTON/Guardian Capital Global Dividend Fund and
ASTON/Pictet International Fund.

2.	Sub-Investment Advisory Agreement between Aston Asset
Management, LP and Pictet Asset Management Limited for
ASTON/Pictet International Fund.

3.	Sub-Investment Advisory Agreement between Aston Asset
Management, LP and Guardian Capital LP for ASTON/ Guardian
Capital Global Dividend Fund.




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